Exhibit 99.2

November 3, 2009

To: Shareholders, Employees and Friends

Hudson Highland Group 2009 Third Quarter Financial Results

Market/Economic Observations

In the third quarter of 2009, the developed economies of the world began to show some encouraging economic data points. Some showed signs of GDP growth, while others stabilized, meaning that they did not continue to get worse. This was reflected both in third quarter results and in upgraded economic forecasts for 2010 and beyond.  However, the world’s developed economies face a daunting set of economic challenges as they struggle to recover from a deep recession.  The conventional wisdom, reflected in the forecasts of the IMF and OECD, is that the major economies of the world will have a long, slow recovery, either an L- or U-shaped recovery, with some risk of a W-shaped double dip. We note that the conventional wisdom often turns out wrong.  The question is whether it is wrong high or wrong low?  As we all know, in 2007 economic experts failed to predict the deep recession virtually all markets experienced by the end of 2008.

The recession has been fast, hard and globally synchronized. While we now see initial signs of economic recovery, unemployment continues to lag these improvements. There is already progress in the employment sentiment in some regions, notably in Asia Pacific, but as is the typical pattern, employers in most regions remain cautious about hiring until there is conclusive evidence that the recovery is sustainable.

The most noteworthy occurrence in our key markets was the increase in interest rates by the Reserve Bank of Australia, the first in the G-20 to do so.  In addition, the Australian employment report the following day showed a decline in the rate of unemployment of 0.1 percent. These factors imply that Australia’s central bank sees a sustainable recovery and is moving interest rates to more normal levels. This is confirmed by the results of our Hudson survey of hiring intentions, which demonstrates a strong positive increase in hiring intentions in the fourth quarter.  Despite these favorable indicators, we have yet to see any signs of revenue growth in the region.

Comments on Hudson’s Third Quarter Results

In the third quarter, Hudson’s adjusted EBITDA was a loss of $3.2 million, an improvement over the second quarter loss of $4.4 million.  In addition, cash flow from operations improved substantially over the second quarter and was close to breakeven. Both of these measures were against the normal seasonal trend in our business, as the second quarter is typically our strongest quarter of the year and the third quarter is typically weaker, due to the summer holidays in the Northern Hemisphere. In the fourth quarter, we expect to further reduce our loss compared with the third quarter.

A strong economic recovery is evident in parts of Asia led by China, and Hudson’s operations in the region reflect this.  Third quarter gross margin in Asia was 22 percent ahead of the second quarter of 2009 (although 36 percent below the third quarter of 2008), a sequential improvement in the year-over-year rate of decline compared with the second quarter. In China, the sequential improvement was primarily fueled by the company’s accounting, industrial and sales & marketing practices.  Our largest practice, Technology, has seen only a small improvement in demand compared with the dire levels in the first half of 2009.  Our Singapore operation also reported strong sequential growth in the quarter.

The third quarter also reflected substantial improvement in the United Kingdom on a sequential basis, led by the financial services sector.  Revenue and gross margin in this business increased markedly in the third quarter. Consequently, sequential revenue and gross margin declines in the United Kingdom narrowed to about 2 percent on a constant currency basis, the region’s lowest decline since the start of the banking crisis.

As we go through the fourth quarter and begin to plan for 2010, we remain cautious with regard to the economic environment in most of our major markets. This is not for any Hudson-specific reason, but because we believe there remains a risk of a further global downturn in early 2010. Public sector spending is likely to slow before private sector spending increases materially, and we believe our clients will continue to be very conservative with respect to hiring until they see several quarters of solid recovery.  We may see some increase in demand for talent management as employers cope with smaller workforces being asked to do more with less.  We will remain cautious in our hiring and in our expense plans generally.

Regional Highlights

Hudson Americas

In the third quarter of 2009, Hudson Americas revenue was $36 million, down 46 percent from the prior year period. This included declines in temporary contracting revenue of 46 percent and in permanent recruitment of 62 percent. The largest contributor to the decline in temporary contracting was the legal business.  The legal business revenue declined 52 percent from the prior year period due in part to client projects that were completed in 2008, the slower initiation of new client projects and the absence of large projects. Financial Solutions and IT&T combined contracting revenue was down 36 percent in the third quarter compared with the prior year period.

Gross margin dollars declined 49 percent in the third quarter from the prior year period to $9 million and was down 12 percent from the second quarter of 2009.  Temporary contracting gross margin percentage was 23.2 percent, virtually unchanged from 23.3 percent in the prior year period. Overall, gross margin percentage was 26 percent, down from 27 percent in the prior year period, but up 150 basis points from the second quarter of 2009.

Adjusted EBITDA was a loss of $1.6 million in the third quarter, representing a decline of $3.2 million from adjusted EBITDA of $1.6 million in the third quarter of 2008, and a $1.2 million decline from the second quarter of 2009. Operating expenses declined 34 percent from the prior year period, resulting from cost reduction actions taken last year and continuing through the third quarter of 2009, helping to offset nearly $6 million, or 63 percent, of the gross margin decline.

Hudson Europe

In the third quarter of 2009, Hudson Europe revenue declined 31 percent on a reported basis, to $68 million compared with $98 million for the same period of 2008, and declined 23 percent in constant currency. Contract revenue declined 16 percent, permanent recruitment revenue declined 35 percent and talent management revenue declined 27 percent from the prior year period in constant currency.  Sequentially, reported revenue remained flat to the second quarter and gross margin declined 5 percent, driven by slight growth in the United Kingdom and offset by a decline in continental Europe.

In the United Kingdom, revenue declined 20 percent in constant currency compared with the third quarter of 2008, driven by an 18 percent decline in temporary contracting and a 21 percent decline in permanent recruitment. The gross margin percentage was 17 percent, down from 20 percent in the prior year period, driven by client mix. Sequentially, gross margin in the United Kingdom declined 2 percent on a constant currency basis, though we saw progress in a number of markets, led by Financial Services both in and outside of London.

In continental Europe, revenue declined 28 percent and gross margin declined 36 percent in constant currency compared with the prior year period, driven primarily by a 47 percent decline in permanent recruitment. Continental Europe typically has a seasonal decline from the second to the third quarter, a trend that continued in the third quarter of 2009. Sequentially, both revenue and gross margin were down about 10 percent, resulting from weaker demand in France, Belgium and Spain, offset by stability in Balance’s contracting business in the Netherlands. The decline in France was driven by weakness in real estate and financial services, while weakness in Belgium was driven by reductions in discretionary spending in the public sector. Despite seasonal weakness relative to the prior quarter, continental Europe again produced positive adjusted EBITDA in the third quarter.

Adjusted EBITDA was slightly positive in Europe in the third quarter, down from $3.4 million in the third quarter of 2008 and from $0.8 million in the second quarter of 2009, representing a smaller sequential decline than in previous years. Hudson Europe offset 83 percent of its gross margin decline in the third quarter from the prior year period by reducing operating expenses by 36 percent.

Hudson Asia Pacific

In the third quarter of 2009, Hudson Asia Pacific revenue declined 37 percent, to $66 million from $104 million in the prior year period, and declined 33 percent in constant currency. Contract revenue was down 27 percent and permanent recruitment declined 53 percent from the prior year period in constant currency, offset by a 21 percent increase in talent management revenue. Gross margin declined 41 percent in constant currency.

In Australia and New Zealand, revenue declined 37 percent on a reported basis or 33 percent in constant currency, both compared with the prior year period. Temporary contracting declined 27 percent and permanent recruitment declined 60 percent in constant currency. Gross margin decreased 46 percent on a reported basis and was down 43 percent in constant currency.  Compared to the second quarter of 2009, revenue and gross margin were up 4 percent and 6 percent, respectively, on a reported basis, though on a constant currency basis, they were down 6 and 7 percent sequentially.

In Asia, revenue declined 34 percent from the prior year in reported and constant currency. On a sequential basis, China and Singapore achieved improved gross margin dollars from the second quarter of 2009, helping to generate a 22 percent increase over the second quarter in Asia. As noted above, the sequential improvement was due to growth in the accounting, industrial and sales & marketing practices.

Asia Pacific’s adjusted EBITDA in the third quarter was $2.6 million, compared with $7.6 million in the prior year period. Despite this decline, both Australia/New Zealand and Asia delivered positive adjusted EBITDA in the third quarter due to aggressive expense cuts. Australia and New Zealand offset 73 percent of its gross margin decline in the third quarter from the prior year period, and Asia offset 79 percent of its gross margin decline.

Corporate

Corporate expenses were $4.2 million for the quarter, down $1.8 million from the prior year period, driven primarily by lower professional fees and a reduction in discretionary spending.

Restructuring Program

During the fourth quarter of 2009, the company expects to continue to streamline its operations in response to current economic conditions. The company recently increased the size of its 2009 restructuring plan to $19 million and expects to incur $2 - $5 million of restructuring charges during the fourth quarter of 2009. Third quarter restructuring expenses of $2.9 million were related to severance and lease terminations, primarily in Europe.

Liquidity and Capital Resources

The company ended the third quarter of 2009 with $44.5 million in cash and $10.5 million currently borrowed under its primary credit facility, down from $47.2 million in cash at the end of the second quarter of 2009 with $11.3 million borrowed. In addition, the company has availability under its primary credit facility of $2.3 million, as well as an additional $3.8 million of availability under local country credit facilities, the majority of which became available subsequent to September 30, 2009.  The company paid $1.7 million in July 2009 as part of its earn-out for the Tony Keith acquisition in China.

Guidance

Despite recent signs of increasing stability, visibility remains low.  As a result, the company will not provide formal guidance for the fourth quarter of 2009. The company will comment on current trends and its outlook for the fourth quarter on its third quarter earnings call.

Safe Harbor Statement

This letter contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including those under the caption “Guidance” and other statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations including the current economic downturn; the ability of clients to terminate their relationship with the company at any time; risks in collecting our accounts receivable; implementation of the company’s cost reduction initiatives effectively; the company’s history of negative cash flows and operating losses may continue; the company's limited borrowing availability under our credit facility, which may negatively impact our liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; fluctuations in the company’s operating results from quarter to quarter; risks relating to the company’s international operations, including foreign currency fluctuations; risks related to our investment strategy; risks and financial impact associated with dispositions of underperforming assets; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets and the company’s dependence on highly skilled professionals; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; volatility of stock price; the impact of government regulations; financial impact of audits by various taxing authorities; and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this letter. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts' expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS
(in thousands)
(unaudited)

For The Three Months Ended September 30, 2009	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$35,705	$67,898	$66,044	$-	$169,647
Gross margin	$9,258	$29,571	$25,361	$-	$64,190
Adjusted EBITDA (1)	$(1,625)	$30	$2,579	$(4,206)	$(3,222)
Business reorganization and integration expenses	592	1,881	405	-	2,878
Goodwill and other impairment charges	-	-	-	-	-
EBITDA (1)	(2,217)	(1,851)	2,174	(4,206)	(6,100)
Depreciation and amortization	1,047	911	739	44	2,741
Operating (loss) income	$(3,264)	$(2,762)	$1,435	$(4,250)	$(8,841)

For The Three Months Ended September 30, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$66,485	$98,301	$104,453	$-	$269,239
Gross margin	$17,967	$49,717	$45,011	$-	$112,695
Adjusted EBITDA (1)	$1,586	$3,403	$7,631	$(6,005)	$6,615
Business reorganization and integration expenses	121	813	1,883	-	2,817
Goodwill and other impairment charges	-	-	-	-	-
EBITDA (1)	1,465	2,590	5,748	(6,005)	3,798
Depreciation and amortization	1,175	1,495	1,190	53	3,913
Operating income (loss)	$290	$1,095	$4,558	$(6,058)	$(115)

(1)
Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.
Reconciliation For Constant Currency
(in thousands)
(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. The company uses constant currency to depict the current period results at the exchange rates of the prior period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	2009			2008
		Currency	Constant
	As Reported	Translation	Currency	As Reported
Revenue:
Hudson Americas	$35,705	$28	$35,733	$66,485
Hudson Europe	67,898	8,013	75,911	98,301
Hudson Asia Pacific	66,044	3,654	69,698	104,453
Total	169,647	11,695	181,342	269,239
Direct costs:
Hudson Americas	26,447	2	26,449	48,518
Hudson Europe	38,327	4,905	43,232	48,584
Hudson Asia Pacific	40,683	2,645	43,328	59,442
Total	105,457	7,552	113,009	156,544
Gross margin:
Hudson Americas	9,258	26	9,284	17,967
Hudson Europe	29,571	3,108	32,679	49,717
Hudson Asia Pacific	25,361	1,009	26,370	45,011
Total	$64,190	$4,143	$68,333	$112,695
Selling, general and administrative (1)
Hudson Americas	$11,926	$26	$11,952	$17,571
Hudson Europe	30,456	3,372	33,828	47,796
Hudson Asia Pacific	23,521	1,353	24,874	38,568
Corporate	4,250	-	4,250	6,058
Total	$70,153	$4,751	$74,904	$109,993

(1)	Selling, general and administrative expenses include depreciation and amortization expenses.